Exhibit 99.1

CONSTELLATION BRANDS PRICES
OFFERING OF SENIOR NOTES

VICTOR, N.Y., Jan. 30, 2023 - Constellation Brands, Inc. (NYSE: STZ), a leading beverage alcohol company, announced today that it priced the public offering of $500.0 million aggregate principal amount of 5.000% Senior Notes due 2026 (the “notes”) for a public offering price of 99.829% of the principal amount of the notes. The notes will be senior obligations that rank equally with all of Constellation’s other senior unsecured indebtedness.

Closing of the offering is expected to occur on February 2, 2023. Constellation intends to use the net proceeds from the offering for general corporate purposes, including the repayment of a portion of its indebtedness outstanding under the delayed draw three-year term loan facility of its term loan credit agreement, dated as of August 9, 2022, as amended on October 18, 2022.

BofA Securities, Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as the joint book-running managers of the offering. The notes are being offered only by means of a prospectus, including a prospectus supplement, copies of which may be obtained by contacting BofA Securities, Inc. toll-free at (800) 294-1322 or emailing dg.prospectus_requests@bofa.com, contacting Goldman Sachs & Co. LLC toll-free at (866) 471-2526 or emailing prospectus-ny@ny.email.gs.com, or contacting J.P. Morgan Securities LLC collect at (212) 834-4533. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at https://www.sec.gov.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy notes. The notes will not be offered or sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.

ABOUT CONSTELLATION BRANDS
Constellation Brands is an international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation’s brand portfolio includes Corona Extra, Modelo Especial, the Robert Mondavi Brand Family, Kim Crawford, Meiomi, The Prisoner Wine Company, and High West Whiskey.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events, or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements are based on management's current expectations and should not be construed in any manner as a guarantee that such events or results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Mike McGrew	773-251-4934	michael.mcgrew@cbrands.com	Joseph Suarez	773-551-4397	joseph.suarez@cbrands.com
Amy Martin	585-678-7141	amy.martin@cbrands.com	Snehal Shah	847-385-4940	snehal.shah@cbrands.com
			David Paccapaniccia	585-282-7227	david.paccapaniccia@cbrands.com